Exhibit 2.3

EQUITY PURCHASE AGREEMENT

by and among

CRDENTIA CORP.,
CRDE CORP.
GHS ACQUISITION CORPORATION,

PRIME STAFF, INC.,

PRIME STAFF GP, LLC

MINT MEDICAL, LLC,

MINT MEDICAL GP, LLC,

and the Equity Owners of such entities.

dated May 4, 2005

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS
1.1	Defined Terms
1.2	Construction of Certain Terms and Phrases

ARTICLE 2. PURCHASE OF EQUITY INTERESTS
2.1	The Purchase
2.2	Purchase Price
2.3	Purchase Price Distribution
2.4	Balance Sheet Items
2.5	Closing.
2.6	Exemption from Registration
2.7	Medical Malpractice Claims
2.8	Terry M. Brown

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER PARTIES
3.1	Organization
3.2	Equity of Prime Staff/MMSO
3.3	Authority
3.4	No Affiliates
3.5	No Conflicts
3.6	Consents and Governmental Approvals and Filings
3.7	Books and Records
3.8	Financial Statements
3.9	Absence of Changes
3.10	No Undisclosed Liabilities
3.11	Tangible Personal Property
3.12	Benefit Plans; ERISA.
3.13	Real Property
3.14	Proprietary Information of Third Parties
3.15	Compliance with Legal Requirements; Governmental Authorizations.
3.16	Legal Proceedings; Orders.
3.17	Contracts.
3.18	Accounts Receivable
3.19	Accounts Payable
3.20	Equipment
3.21	Insurance
3.22	Tax Matters.
3.23	Labor and Employment Relations
3.24	Certain Employees
3.25	Absence of Certain Developments
3.26	Customers
3.27	Bank Accounts

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3.28	Permits
3.29	Regulatory Compliance
3.30	Third Party Consents
3.31	Relationships with Related Persons
3.32	Certain Payments
3.33	Brokers
3.34	Verification of Credentials
3.35	HIPAA Compliance
3.36	Existing Indebtedness
3.37	Material Misstatements and Omissions

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT, CRDE AND ACQUISITION CO.
4.1	Organization
4.2	Authority
4.3	Litigation
4.4	Reports and Financial Statements
4.5	Brokers
4.6	Due Diligence

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER PARTIES
5.1	Requisite Power and Authority
5.2	Investment Representations
5.3	Transfer Restrictions
5.4	Market Standoff

ARTICLE 6. ADDITIONAL AGREEMENTS
6.1	Access to Information
6.2	Public Announcements; Company Literature
6.3	Fees and Expenses
6.4	Confidentiality
6.5	Future Access to Books and Records

ARTICLE 7. INTENTIONALLY DELETED

ARTICLE 8. INTENTIONALLY DELETED

ARTICLE 9. ACTIONS BY THE PARTIES AFTER THE CLOSING
9.1	Survival of Representations, Warranties, Etc
9.2	Indemnification.
9.3	Partnership Agreements
9.4	Non-Exclusivity

ARTICLE 10. ARBITRATION
10.1	Arbitration

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ARTICLE 11. MISCELLANEOUS
11.1	Further Assurances
11.2	Notices
11.3	Entire Agreement
11.4	Waiver
11.5	Amendment
11.6	No Third Party Beneficiary
11.7	No Assignment; Binding Effect
11.8	Headings
11.9	Severability
11.10	Governing Law
11.11	Consent to Jurisdiction and Forum Selection
11.12	Construction
11.13	Counterparts
11.14	Attorney’s Fees

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	–	Form of Assignment of Partnership Interests
Exhibit B	–	Amendment to Certificate of Limited Partnership – Prime Staff
Exhibit C	–	Amendment to Certificate of Limited Partnership – MMSO
Exhibit D	–	Non-Competition and Non-Solicitation Agreement
Exhibit E	–	Prime Staff Certificate
Exhibit F	–	MMSO Certificate
Exhibit G	–	Release
Exhibit H	–	Services Agreement
Exhibit I	–	Licensing Agreement
Schedule 2.1	–	Excluded Assets
Schedule 2.4	–	Included Assets
Disclosure Schedule

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EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made and entered into as of May 4, 2005, by and among Crdentia Corp., a Delaware corporation (“Parent”), CRDE Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“CRDE”), GHS Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of CRDE (“Acquisition Co.”), Prime Staff, Inc., a Delaware corporation (“PSI”), Prime Staff GP, LLC, a Delaware limited liability company (“PSGP”), PrimeCaid Management, Inc., a Texas corporation and sole owner of PSI and PSGP (“PrimeCaid”), Mint Medical, LLC, a Delaware limited liability company (“MM”), Mint Medical GP, LLC, a Delaware limited liability company (“MMGP”),  Mint Management, Inc., a Texas corporation and sole owner of MM and MMGP (“MMI”) and Tony M. Brown, the sole owner of each of PrimeCaid and MMI (the “Shareholder”).  For purposes of this Agreement, PSI, PSGP, MM and MMGP are sometimes referred to herein as the “Selling Entities,” PrimeCaid and MMI are sometimes referred to herein as the “Parent Entities” and the Selling Entities, Parent Entities and the Shareholder are sometimes referred to herein as the “Shareholder Parties” (or individually as a “Shareholder Party”).

WHEREAS, PSI and PSGP are the sole limited partner and sole general partner, respectively, of Prime Staff, LP, a Texas limited partnership (“Prime Staff”); and

WHEREAS, MM and MMGP are the sole limited partner and sole general partner, respectively, of Mint Medical Staffing Odessa, LP, a Texas limited partnership (“MMSO”); and

WHEREAS, Prime Staff and MMSO are sometimes referred to herein as the “Target Companies”; and

WHEREAS, the Selling Entities desire to sell all of their partnership interests in each of Prime Staff and MMSO to Acquisition Co.; and

WHEREAS, the Parent Entities and the Shareholder have approved the sale transaction and other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Administrative Employees” means all remaining PrimeCaid and/or Target Companies employees that operate and work either as staffing coordinators, weekend and night coordinators, accounting support personnel and credentialing personnel which are necessary to support and operate the Target Companies.

“Affiliate” means, with respect to any Person, a Family Member or another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” has the meanings set forth in the first paragraph of this Agreement.

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Benefit Plan” means any Plan established, arranged or maintained by the Selling Entities, the Target Companies or any corporate group of which the Selling Entities, the Target Companies or any of them is or was a member, existing at the Closing Date or prior thereto, to which the Selling Entities, the Target Companies or any of them contributes or has contributed, or under which any employee, manager, officer, director, former employee, manager, officer, director or partner of the Selling Entities, the Target Companies or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer’s hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations, accounting practices or condition of such Person.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

“Business of Target Companies” means the per diem nurse staffing business conducted prior to the date hereof by Prime Staff and/or MMSO and their respective subsidiaries, if any, including all operational, management, financial and contractual elements included therein.

“Cash Consideration” has the meaning set forth in Section 2.2(i).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including, without limitation:  (a) the sale of all of the general and limited partnership interests in Prime Staff and MMSO; (b) the execution, delivery, and performance of the Non-Competition Agreement and the Release; (c) the performance by Parent, CRDE, Acquisition Co., the Selling Entities, the Parent Entities and the Shareholder of their respective covenants and obligations under this Agreement; and (d) the acquisition and ownership of all the general and limited partnership interests in Prime Staff and MMSO and exercise of control over Prime Staff and MMSO by Parent, CRDE and Acquisition Co.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“CRDE” has the meaning set forth in the first paragraph of this Agreement.

“Damages” has the meaning set forth in Section 9.2(a).

“Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Disclosure Schedule” means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Equity Interests” means, collectively, all of the general partnership interests and the limited partnership interests of Prime Staff and MMSO.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” or which is or was under “common control” with the Selling Entities, Prime Staff or MMSO, as such terms are defined in Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” of an individual Person means (i) the individual’s spouse and former spouses, (ii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iii) any other natural person who resides with such individual.

“Field Employees” means those employees of the Selling Parties which would include all current and active nurses, certified nurse assistants, operating room personnel and the like which are necessary to support and operate the Target Companies.

“Financial Statements” means the balance sheets and income statements of each of Prime Staff and MMSO as of December 31, 2003 and December 31, 2004, and where the context requires, includes the Interim Financial Statements.

“GAAP” means United States generally accepted accounting principles, as currently in effect, applied on a basis consistent with the basis on which Parent’s audited financial statements are prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Legal Requirement.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“Intellectual Property” means (i) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (ii) trade secrets and confidential business information (including without limitation, know-how, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (iii) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (iv) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (v) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (vi) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; and (vii) any similar or equivalent rights to any of the foregoing.

“Interim Financial Statements” means the balance sheets and income statements of each of Prime Staff and MMSO as of February 28, 2005.

“Key Employees” means employees of PrimeCaid named herein: Ben Jeffries, Aymee Davis, Delia Cisneros, Terry M. Brown and Arlene Pradon each of whom is necessary to support and operate the Target Companies.

“Knowledge of the Parent” or “Known to the Parent” means the knowledge of any officer or director of the Parent, CRDE and Acquisition Co.  An officer or director of Parent CRDE and Acquisition Co. will be deemed to have Knowledge of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Knowledge of the Sellers” or “Known to the Sellers” means the knowledge of (i) any officer, director or shareholder of either of the Parent Entities, (ii) any manager, member or officer of the Selling Entities, (iii) any partner or Key Employee of Prime Staff or MMSO and (iv) the Shareholder.  Any such Person will be deemed to have Knowledge of a particular fact or other matter if:  (i) such Person is actually aware of such fact or other matter; or (ii) a prudent Person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Material Adverse Effect” means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

“Non-Competition Agreement” has the meaning set forth in Section 2.5(b)(iv).

“Order” means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) not required to be authorized by the partners of the Target Companies or the board of directors of their respective general partner; and (iii) similar in nature and magnitude to actions customarily taken, without the action of the partners of the Target Companies or the board of directors of each such general partner or similar body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Target Companies.

“OTCBB” shall mean the regulated quotation service known as the OTC Bulletin Board.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” means the shares of common stock of Parent, $0.0001 par value.

“Parent Common Stock Value” has the meaning set forth in Section 2.2(ii).

“Parent Group” has the meaning set forth in Section 9.2(a).

“Parent SEC Documents” means each form, report, schedule, statement and other document filed by the Parent through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrance” means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Target Companies.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Real Property” has the meaning set forth in Section 3.3.

“Release” has the meaning set forth in Section 2.5(b)(vii).

“SEC” shall mean the Securities & Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” has the meaning set forth in Section 2.2(ii).

“Stock Consideration Value” has the meaning set forth in Section 2.2(ii).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

“Third Party Expenses” has the meaning set forth in Section 6.3.

“Threatened” means a claim, an Action or Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other material circumstances exist that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

1.2                               Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and (f) ”including” means “including without limitation.”  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2.
PURCHASE OF EQUITY INTERESTS

2.1                               The Purchase.  Upon the terms and conditions of this Agreement, the Selling Entities hereby sell to: (a) Acquisition Co. and Acquisition Co. hereby purchases from the Selling Entities, all of the Equity Interests owned by PSI and MM which represent one hundred percent (100%) of the issued and outstanding equity in each of Prime Staff and MMSO owned by each of PSI and MM; and (b) CRDE and CRDE hereby purchases from the Selling Entities, all of the Equity Interests owned by PSGP and MMGP which represent one hundred percent (100%) of the issued and outstanding equity in each of Prime Staff and MMSO owned by each of PSGP and MMGP: it being the specific intent of the parties that as part of such acquisition, CRDE and Acquisition Co. have become beneficial owners of all of the customer contracts and all related records (whether or not listed on Schedule 2.4 attached hereto) of the Target Companies through their respective ownership of the Target Companies. Notwithstanding anything anywhere in this Agreement to the contrary, Selling Entities are not selling to Acquisition Co. the Excluded Assets listed on Schedule 2.1 attached hereto. The Selling Entities hereby grants to Parent, CRDE and Acquisition Co. a non-exclusive irrevocable (during the license period of twelve (12) months) license to use the names “Prime Staff” and “Mint Medical Staffing” for a period of one (1) year beginning with the Closing Date.

2.2                               Purchase Price.  The Purchase Price (herein so called) for the Equity Interests to be purchased by Acquisition Co. is $500,000 and shall be paid on the Closing Date as follows:

(i)                                     Cash Consideration.  $150,000 shall be paid in cash (the “Cash Consideration”) to the Selling Entities (in accordance with Section 2.3), by wire transfer or cashier’s checks drawn upon a federally insured lending institution on the Closing Date; and

(ii)                                  Stock Consideration.  $350,000 (the “Stock Consideration Value”) shall be paid in Parent Common Stock to the Selling Entities (in accordance with Section 2.3). The number of shares of Parent Common Stock which shall be issued to the Selling Entities in the aggregate shall be equal to the quotient obtained by dividing (A) the Stock Consideration Value by (B) the Parent Common Stock Value.  For purposes of this Agreement, the “Parent Common Stock Value” shall mean the average of the closing prices of the Parent Common Stock as reported on the OTCBB or other stock exchange or quotation system for the last fifteen (15) trading days ending two (2) days prior to the date of issuance of Parent Common Stock pursuant to this Section 2.2(ii).  For purposes of this Agreement, the “Stock Consideration” shall mean the aggregate number of shares of Parent Common Stock issuable on the Closing Date in accordance with this Section 2.2(ii).

2.3                               Purchase Price Distribution.  Allocations of the Purchase Price at Closing will be divided amongst the Selling Entities as follows:

(a)                                  Cash Consideration:

(i)	MM	$39,000;

(ii)	MMGP	$1,000;

(iii)	PSI	$109,000; and

(iv)	PSGP	$1,000.

(b)                                 Stock Consideration Value:

(i)	MM	$90,000; and

(ii)	PSI	$260,000.

2.4                               Balance Sheet Items.  The parties hereby agree and acknowledge that: (a) the Shareholder Parties: (i) are entitled to retain all of the cash and Accounts Receivables accumulated or with respect to which the necessary time-cards have been submitted (regardless of when the underlying services may have been performed) as of May 6, 2005, 6:00 p.m.

standard Houston, Texas time (the “Cutoff”); (ii) shall be responsible for the timely payment (on or before the due date) of all of the Accounts Payable incurred (whether or not recorded) as of the Cutoff; (iii) shall be responsible for all the payroll with respect to which the necessary time-cards have been submitted (regardless of when the underlying services may have been performed) on or before the Cutoff; (iv) shall, prior to the Closing Date, obtain a full and complete release of all liens and encumbrances (including without limitation any line of credit with Omni Bank) in any way encumbering the assets of Target Companies; (v) shall cause the elimination and removal of all related-party transaction (whether assets or liabilities) from the Financial Statements as of the Closing Date; (vi) shall ensure that the only assets remaining on the Financial Statements as of the Closing Date are those specifically identified and listed on Schedule 2.4 attached hereto; and (vii) shall ensure that there are no liabilities of any nature whatsoever remaining on the Financial Statements as of the Closing Date; (b) Parent, CRDE and Acquisition Co. shall be: (i) entitled to all Accounts Receivable accruing after the Cutoff or with respect to which the necessary time-cards have been submitted (regardless of when the underlying services may have been performed) after the Cutoff; (ii) shall be responsible for the timely payment of all of the Accounts Payable incurred after the Closing Date; and (iii) shall be responsible for all the payroll with respect to which the necessary time-cards have been submitted (regardless of when the underlying services may have been performed) after the Cutoff. To ensure the proper execution of receipt of Accounts Receivable and payment of Accounts Payable by the appropriate party as provided herein, the parties agree to cooperate in good-faith and conduct an accounting of any Accounts Receivable with respect to which the necessary time-cards have been submitted (regardless of when the underlying services may have been performed) prior to the Cutoff and Accounts Payable incurred prior to the Closing Date until all such Accounts Receivable and Accounts Payable are finally received or satisfied. Initially, there will be an accounting on May 31, 2005 and thereafter on the last day of each subsequent month to accomplish the purposes of this Section 2.4. Within seven (7) calendar days of any accounting referenced herein, each party agrees to turn over to the other party any payments of any Accounts Receivable received by such party belonging to the other party.

2.5                               Closing.

(a)                                  Time and Place.  The consummation of the purchase and sale under this Agreement (the “Closing”) shall take place at the offices of Kane, Russell, Coleman & Logan, P.C., 1601 Elm Street, Suite 3700, Dallas, Texas 75201, at 10:00 a.m. on May 4, 2005 (the “Closing Date”).

(b)                                 Closing Deliveries by the Shareholder Parties.  At the Closing, the Shareholder Parties, as appropriate, shall have delivered or caused to be delivered to Parent and/or Acquisition Co., as the case may be:

(i)                                     Assignment of Partnership Interests from each of Selling Parties relating to the general partnership interests and the limited partnership interests in each of Prime Staff and MMSO, each substantially in the form of Exhibit A (each, an “Assignment”);

(ii)                                  an Amended and Restated Certificate of Limited Partnership reflecting the withdrawal of the existing general partner and the substitution of the new general partner for Prime Staff, substantially in the form attached hereto as Exhibit B;

(iii)                               an Amended and Restated Certificate of Limited Partnership reflecting the withdrawal of the existing general partner and the substitution of the new general partner for MMSO, substantially in the form attached hereto as Exhibit C;

(iv)                              the Non-Competition and Non-Solicitation Agreement by and between Parent and the Shareholder, substantially in the form of Exhibit D (the “Non-Competition Agreement”), duly executed by such parties;

(v)                                 a certificate of each of the Selling Entities of Prime Staff substantially in the form of Exhibit E attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of Prime Staff certified as of a recent date by the Secretary of State of Texas, (B) a true and complete copy of the resolutions of the governing body of each such Selling Entity, each authorizing the execution, delivery and performance of this Agreement by each such Selling Entity and the consummation of the transactions contemplated hereby and (C) incumbency matters;

(vi)                              a certificate of each of the Selling Entities of MMSO substantially in the form of Exhibit F attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of MMSO certified as of a recent date by the Secretary of State of Texas, (B) a true and complete copy of the resolutions of the governing body of each such Selling Entities each authorizing the execution, delivery and performance of this Agreement by each such Selling Entity and the consummation of the transactions contemplated hereby and (C) incumbency matters;

(vii)                           a Release by each of the Selling Entities, the Parent Entities and the Shareholder, substantially in the form of Exhibit G attached hereto (the “Release”);

(viii)                        an Office Sublease (not to exceed nine (9) months at the election of Parent) relating to the premises where Books and Records of the Target Companies are currently kept, such lease to be in a form satisfactory to the Parent (the “Office Sublease”) duly executed by the owner of such premises.

(ix)                                a Services Agreement between PrimeCaid and Parent in the form attached hereto as Exhibit H;

(x)                                   a Licensing Agreement in the form attached hereto as Exhibit I;

(xi)                                such documents as may be required by Parent’s senior secured lender to be executed in connection with the Contemplated Transactions; and

(xii)                             such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions.

(c)                                  Closing Deliveries By Parent.  At the Closing, Parent and/or Acquisition Co., as the case may be, shall have delivered or caused to be delivered to the Selling Entities, as the case may be:

(i)                                     the Office Sublease duly executed by each of the Target Companies, as appropriate; and

(ii)                                  the Stock Consideration and Cash Consideration for each Selling Entity in accordance with the provisions of Section 2.3.

2.6                               Exemption from Registration.  The issuance of the Parent Common Stock issuable as Stock Consideration will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws.

2.7                               Medical Malpractice Claims.  Parties hereby agree that: (a) any medical malpractice claim which may be asserted against any of the Target Companies after Closing Date which claim accrued on or after February 2, 2004 shall be the responsibility of Parent; and (b) any medical malpractice claim (regardless of when brought) accruing before February 2, 2004 shall be the responsibility of the Shareholder Parties.  The indemnity obligations of the parties set forth in Section 9.2 shall specifically apply to parties’ obligation under this Section 2.7.

2.8                               Terry M. Brown.  Parent hereby specifically acknowledges that in the event the employment of Terry M. Brown (an Affiliate of the Shareholder) with the Target Companies is terminated without cause after the Closing Date by the applicable Target Company, notwithstanding any provision to the contrary herein, Terry M. Brown shall be free to seek employment with any of the Shareholder Parties without causing a breach of this Agreement.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER PARTIES

The Shareholder Parties, jointly and severally, represent and warrant to Parent., CRDE and Acquisition Co. as of the date hereof and as of the Closing Date, except as set forth on the Disclosure Schedule furnished to Parent specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

3.1                               Organization.  Each of Prime Staff and MMSO is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas.  Each of Prime Staff and MMSO is duly authorized to conduct business and is in good standing in Texas and each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon either of Prime Staff and MMSO.  Each of Prime Staff and MMSO has full power and authority, and holds all Permits and authorizations necessary to carry on its business and to own and use the Assets and Properties owned and used by each of Prime Staff and MMSO except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on either of Prime Staff and MMSO.  Each of Prime Staff and MMSO has delivered to Parent correct and complete copies of its partnership agreements and organizational documents, each as amended to date.

3.2                               Equity of Prime Staff/MMSO.

(a)                                  Section 3.2(a) of the Disclosure Schedule sets forth a complete and accurate list specifying the equity of each of Prime Staff and MMSO and the owners thereof.

(b)                                 There are no subscriptions, options, warrants, calls, commitments and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, any equity in either Prime Staff or MMSO.

(c)                                  There are no agreements to which any of Prime Staff, MMSO or any of the Selling Parties is a party or by which any is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities, interests or equity of either Prime Staff or MMSO.  To the Knowledge of the Sellers, there are no agreements among other parties, to which Prime Staff and MMSO are not a party and by which they are not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities, interests or equity of either Prime Staff or MMSO.

3.3                               Authority.  Each of Shareholder Parties has all necessary power and authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of any of the Shareholder Parties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of the Shareholder Parties and constitutes a legal, valid and binding obligation of each of the Shareholder Parties enforceable against each of the Shareholder Parties in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4                               No Affiliates.  Neither Prime Staff nor MMSO has any Affiliates (other than the Shareholder Parties) or subsidiaries and neither is a partner in any partnership or a party to any joint venture other than as set forth in Section 3.4 of the Disclosure Schedule.

3.5                               No Conflicts.  The execution and delivery by each of the Shareholder Parties of this Agreement does not, and the performance by each of the Shareholder Parties of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, limited partnership agreement, limited liability company agreement, bylaws or other organizational documents of any of the Shareholder Parties or the Target Companies;

(b)                                 conflict with or result in a violation or breach of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, termination or modify any term or provision of any law, Order, Permit, statute, rule or regulation applicable to either of Prime Staff and MMSO or the business or Assets or Properties of either Prime Staff or MMSO;

(c)                                  result in a breach of, or default under (or give rise to right of termination, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which either Prime Staff or MMSO or any of their Assets and Properties may be bound, except for such breaches or defaults as set forth in Section 3.5(c) of the Disclosure Schedule as to which requisite waivers or consents will have been obtained by the Closing Date;

(d)                                 cause any of the Assets or Properties of either Prime Staff or MMSO to be reassessed or revalued by any taxing authority or any Governmental or Regulatory Authority;

(e)                                  result in an imposition or creation of any Encumbrance or Tax on the business or Assets or Properties of either Prime Staff or MMSO.

3.6                               Consents and Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any of the Shareholder Parties or the Target Companies is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.7                               Books and Records.  The books and other partnership records of each of Prime Staff and MMSO as made available to Parent contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the partners thereof.  Each of Prime Staff and MMSO has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of each of Prime Staff and MMSO.  The partnership agreements and other similar records of each of Prime Staff and MMSO accurately reflect all issuances and record transfers in the equity of each of Prime Staff and MMSO.  The other Books and Records of each of Prime Staff and MMSO are true, correct and complete, represent bonafide business transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.8                               Financial Statements.  Each of Prime Staff and MMSO has previously delivered to Parent the Financial Statements.  Such Financial Statements (i) are true, correct and complete in material respects, (ii) have been prepared in accordance with the Books and Records of each of the Target Companies, as applicable, (iii) have not been audited and have been prepared by the management using the income-tax basis of accounting consistently applied, and (iv) fairly present the financial condition and results of operations of each of Prime Staff and MMSO as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments.

3.9                               Absence of Changes.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since February 28, 2005 there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on either Prime Staff or MMSO.

3.10                        No Undisclosed Liabilities.  Except as fully and adequately disclosed in Section 3.10 of the Disclosure Schedule or in the Financial Statements, there are no liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whether or not of a kind required by GAAP to be set forth on a financial statement or on the notes thereto, including but not limited to any liability for Taxes (the “Liabilities”), nor any basis for any claim against either Prime Staff or MMSO for any such Liabilities relating to or affecting either Prime Staff or MMSO or any of their Assets and Properties, other than such Liabilities incurred after February 28, 2005 in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on either Prime Staff or MMSO.  To the Knowledge of the Sellers there is no circumstance, condition, event or arrangement of a material nature that may hereafter give rise to any Liabilities of either Prime Staff or MMSO or any successor to its business except in the Ordinary Course of Business or is otherwise set forth on in Section 3.10 of the Disclosure Schedule.

3.11                        Tangible Personal Property.  Each of Prime Staff and MMSO, as appropriate, is in possession of and has good and marketable title to, or have valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties used in or reasonably necessary for the conduct of the Business of the each of Prime Staff and MMSO, including all tangible personal property reflected on the Financial Statements and any tangible personal property acquired since that date other than property disposed of since such date in the Ordinary Course of Business of each of Prime Staff and MMSO.  All such tangible personal property, equipment, plants, buildings, structures, facilities and all other assets and properties are listed in Section 3.11 of the Disclosure Schedule and are free and clear of all Encumbrances, other than Permitted Encumbrances which have not had a Material Adverse Effect on either Prime Staff or MMSO; it being specifically understood, however, that each such asset is being conveyed on an “as is” basis as to physical condition.

3.12                        Benefit Plans; ERISA.

(a)                                  Section 3.12(a) of the Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder.  Neither Prime Staff nor MMSO has any commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan.  Each of Prime Staff and MMSO has provided to Parent (i) a copy of each Benefit Plan (including amendments) and a list of persons participating in such arrangement, (ii) the three most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee’s report for each Benefit Plan funded through a trust.

(b)                                 Neither Prime Staff, MMSO, an ERISA Affiliate or predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to any of Prime Staff, MMSO or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

(c)                                  Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and, as of the Closing Date, will be in full compliance, in form and operation, with all applicable laws (including but not limited to ERISA and the Code).  The reserves reflected in the Company Financial Statements for the obligations of each of Prime Staff and MMSO, as appropriate, under all Benefit Plans are adequate and were determined in accordance with GAAP.

(d)                                 Each Qualified Plan has received a determination letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code and nothing has occurred since the issuance of that letter which would adversely affect such qualified status or the plan sponsor’s ability to rely on such determination letter.

(e)                                  No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Prime Staff, MMSO or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of Prime Staff, MMSO or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary)).

(f)                                    The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee, manager, partner, officer or director of Prime Staff, MMSO or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

(g)                                 There are no pending or, to the Knowledge of the Sellers, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

3.13                        Real Property.  Neither Prime Staff nor MMSO own any real property.  Section 3.13 of the Disclosure Schedule contains a complete and accurate legal description of each parcel of real property leased by each of Prime Staff and MMSO (as lessee or lessor) (the “Real Property”) and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Real Property.  Each of Prime Staff and MMSO, as appropriate, has a valid leasehold interest in all real property used in or relating to the conduct of each of Prime Staff’s and MMSO’s business, free and clear of all Encumbrances other than Permitted Encumbrances.  Each of Prime Staff and MMSO has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the Business of each of Prime Staff and MMSO.  Each lease with respect to the Real Property is a legal, valid and binding agreement of each of Prime Staff and MMSO, as appropriate, subsisting in full force and effect enforceable in accordance with its terms, and except as set forth in Section 3.13 of the Disclosure Schedule, there is no, and neither Prime Staff nor MMSO has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

3.14                        Proprietary Information of Third Parties.  Except as provided in Section 3.14 of the Disclosure Schedule, no third party has claimed or, to the Knowledge of the Sellers, has reason to claim that any Person employed by or affiliated with Prime Staff or MMSO in connection with and during the operation of the Business of either Prime Staff or MMSO has (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.  No third party has requested information from Prime Staff or MMSO which relates to such a claim.  To the Knowledge of the Sellers, no Person employed by or affiliated with either Prime Staff or MMSO in connection with and during the Prime Staff’s or MMSO’s ownership and operation of its business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Person employed by or affiliated with either Prime Staff or MMSO in connection with and during Prime Staff’s or MMSO’s ownership and operation of its business has violated any confidential relationship which such Person may have had with any third party in connection with the sale of any service or proposed service of Prime Staff or MMSO, and, to the Knowledge of the Sellers, there is no reason to believe there will be any such employment or violation.

3.15                        Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Section 3.15(a) of the Disclosure Schedule:

(i)                                     each of Prime Staff and MMSO is, and at all times since its organization has been, in full compliance with each known Legal Requirement that is or was applicable to it or to the conduct or operation of the Business of each of Prime Staff and MMSO or the ownership or use of any of its Assets and Properties;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Prime Staff or MMSO of, or failure on the part of Prime Staff or MMSO to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Prime Staff or MMSO to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               neither Prime Staff nor MMSO has received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of either Prime Staff or MMSO to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Section 3.15(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Prime Staff or MMSO or that otherwise relates to the Business of either Prime Staff or MMSO, or to any of the Assets and Properties owned or used by Prime Staff or MMSO.  Each Governmental Authorization listed or required to be listed in Section 3.15(b) of the Disclosure Schedule is valid and is in full force and effect.  Except as set forth on Section 3.15(b) of the Disclosure Schedule:

(i)                                     each of Prime Staff and MMSO is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.15(b) of the Disclosure Schedule;

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.15(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.15(b) of the Disclosure Schedule;

(iii)                               neither Prime Staff nor MMSO have received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.15(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental or Regulatory Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental or Regulatory Authority.

The Governmental Authorizations listed in Section 3.15(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit each of Prime Staff and MMSO (i) to lawfully conduct and operate the Business of each of Prime Staff and MMSO in the manner they currently conduct and operate such business and (ii) to own and use their Assets and Properties in the manner in which they currently own and use such Assets and Properties.

3.16                        Legal Proceedings; Orders.

(a)                                  Except as set forth in Section 3.16(a) of the Disclosure Schedule, there is no pending Proceeding:

(i)                                     that has been commenced by or against Prime Staff or MMSO or that otherwise relates to or may affect the Business of the Company or any of the Assets or Properties owned or used by Prime Staff or MMSO; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  Each of Prime Staff and MMSO has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.16 (a) of the Disclosure Schedule.  The Proceedings listed in Section 3.16(a) of the Disclosure Schedule will not have a material adverse effect on the business, operations, assets, condition, or prospects of either Prime Staff or MMSO.

(b)                                 Except as set forth in Section 3.16(b) of the Disclosure Schedule:

(i)                                     neither the Prime Staff nor MMSO is subject to any Order that relates to the Business of Prime Staff or MMSO or any of the assets owned or used by Prime Staff or MMSO; and

(ii)                                  no officer, director, agent, or employee operations of either Prime Staff or MMSO is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of either of Prime Staff and MMSO.

(c)                                  Except as set forth in Section 3.16(c) of the Disclosure Schedule:

(i)                                     each of Prime Staff and MMSO, as appropriate, is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the Assets or Properties owned or used by either of them, is or has been subject;

(ii)                                  no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Prime Staff or MMSO, or any of the Assets or Properties owned or used by Prime Staff or MMSO, is subject; and

(iii)                               neither Prime Staff nor MMSO has received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Prime Staff or MMSO, or any of the Assets or Properties owned or used by Prime Staff or MMSO, is or has been subject.

3.17                        Contracts.

(a)                                  Section 3.17 of the Disclosure Schedule contains a true and complete list of each of the following contracts, agreements or other arrangements (including any oral agreement) to which Prime Staff or MMSO is a party (including those contracts that are held in the name of an Affiliate of the Shareholder Parties but which is intended to benefit either of the Target Companies) or by which any of their Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

(i)                                     all Contracts for the provision of goods or services of Prime Staff or MMSO any of which exceeds annual billing of $5,000;

(ii)                                  all collective bargaining or similar labor agreements;

(iii)                               all Contracts for the employment of any active employee officer, manager or other Person or entity on a full time, part time, consulting or other basis and all independent contractor agreements;

(iv)                              all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of either Prime Staff or MMSO;

(v)                                 each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by either Prime Staff or MMSO;

(vi)                              all leases or agreements under which Prime Staff or MMSO is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party;

(vii)                           all commitments, contracts, sales contracts, purchase orders, mortgage agreements or groups of related agreements with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by Prime Staff or MMSO;

(viii)                        all license agreements, distribution agreements or any other agreements involving any of the Intellectual Property of Prime Staff or MMSO, including agreements with current and former employees, consultants or contractors regarding the appropriation or the non-disclosure of any such Intellectual Property;

(ix)                                each joint venture partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Prime Staff or MMSO with any other Person;

(x)                                   any Contract for payments to or by any Person by Prime Staff or MMSO based on sales, purchases or profits, other than direct payments for goods or services;

(xi)                                each power of attorney that is currently effective and outstanding;

(xii)                             each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Prime Staff or MMSO to be responsible for consequential damages;

(xiii)                          each Contract for capital expenditures in excess of $10,000;

(xiv)                         all subscription or other agreements related to the equity ownership of Prime Staff or MMSO;

(xv)                            all Contracts or commitments that in any way restrict either Prime Staff or MMSO from carrying on the Business of Prime Staff or MMSO anywhere in the world;

(xvi)                         all other Contracts and agreements that (A) involve the payment or potential payment in excess of $10,000 during any calendar year, pursuant to the terms of any such Contract or agreement, by Prime Staff or MMSO and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to Prime Staff or MMSO;

(xvii)                      all contracts or commitments that in any way grants a third party a right of first refusal for the purchase of any portion of Prime Staff or MMSO or any of their Assets or Properties; and

(xviii)                   each amendment, supplement, and modification (whether oral or written) in respect to any of the foregoing.

(b)                                 A correct and complete copy of each Contract disclosed in the Disclosure Schedule has been previously provided to Parent.  Each contract, agreement or other arrangement disclosed in the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Prime Staff or MMSO, as appropriate, and to the Knowledge of the Sellers, the other parties thereto; and Prime Staff or MMSO, as appropriate, have performed all of their required obligations under, and are not in violation or breach of or default under, any such contract, agreement or arrangement.  To the Knowledge of the Sellers, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement.  To the Knowledge of the Sellers, none of the present or former employees, officers, directors or partners of either Prime Staff or MMSO is a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Business of either Prime Staff or MMSO as now operated.  No event has occurred or circumstance exists that (with or without notice or the lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Prime Staff, MMSO or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, termination, or modify, any Contract to which Prime Staff or MMSO is a party.  Neither Prime Staff nor MMSO has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under any Contract.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any provisions of any Contract of Prime Staff or MMSO relating to any material amounts paid or payable to Prime Staff or MMSO under current or complete Contract with any Person and, to the Knowledge of the Sellers, no such Person has made written demand for such renegotiation.  The Contracts relating to the sale of services of Prime Staff or MMSO have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that would be in violation of any Legal Requirement.

3.18                        Accounts Receivable.  All accounts receivable of Prime Staff or MMSO that are reflected on the Financial Statements or the accounting records of Prime Staff or MMSO as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  There is no contest, claim, or right of set-off under any Contract with any obligor of Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Section 3.18 of the Disclosure Schedule contains a materially complete and accurate list of all Accounts Receivable as of February 28, 2005, which lists sets forth the aging of such Accounts Receivable.  Parent Entities will provide to Parent a true and accurate list of all Accounts Receivable due Prime Staff or MMSO as of the Closing Date no later than May 6, 2005 and these Accounts Receivable are to be retained by the Parent Entities.

3.19                        Accounts Payable.  Set forth in Section 3.19 of the Disclosure Schedule is a complete and accurate list of all accounts payable or Prime Staff or MMSO as of the Closing Date (collectively, the “Accounts Payable”). Parent Entities will provide to Parent a true and accurate list of all Accounts Payables prorated as of Closing Date no later than May 31, 2005 which represent or will represent the only Accounts Payable obligations of Prime Staff or MMSO arising from purchases actually made, services actually received or obligations otherwise incurred by Prime Staff or MMSO through the Closing Date.

3.20                        Equipment.  Other than as noted in Section 3.20 of the Disclosure Schedule, all tangible personal property and equipment used by Prime Staff or MMSO in the conduct of the Business of each of Prime Staff and MMSO are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of such business as presently conducted, no such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost, and with respect to each item of equipment and tangible personal property, neither Prime Staff nor MMSO has received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and no such violation exists; it being specifically understood, however, that all such equipment is being conveyed on an “as is” basis as to physical condition.

3.21                        Insurance.  Set forth in Section 3.21 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to each of Prime Staff and MMSO or the Assets and Properties of each of Prime Staff and MMSO (or any of Prime Staff’s or MMSO’s directors, officers, partners, salespersons, managers, members, agents or employees), including the following information for each such policy:  type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted.  All policies set forth on the Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid or will be paid in the normal course of business, and no notice of cancellation or termination has been received with respect to any such policy.  All such policies are sufficient for compliance with all requirements of law and all agreements to which Prime Staff or MMSO is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies and, to the Knowledge of the Sellers, provide adequate insurance coverage for each of Prime Staff and MMSO, the Business of each of Prime

Staff and MMSO and Assets and Properties of each of Prime Staff and MMSO and will remain in full force and effect through the respective dates set forth in Section 3.21 of the Disclosure Schedule.  None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the Contemplated Transactions.  Complete and accurate copies of all such policies and related documentation have previously been provided to the Parent.  Notwithstanding anything to the contrary, all insurance policies providing coverage for Target Companies will be cancelled by Parent Entities within forty eight (48) hours of the Closing Date.

3.22                        Tax Matters.

(a)                                  Except as set forth in Section 3.22 of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of each of Prime Staff and MMSO have been duly filed on a timely basis and such Tax Returns are true, complete and correct.  Except as set forth in Section 3.22 of the Disclosure Schedule, all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable each of Prime Staff and MMSO with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to Closing.  Each of Prime Staff and MMSO, as appropriate, have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.  There are no liens on any of the assets of Prime Staff or MMSO with respect to Taxes, other than liens for Taxes not yet due and payable.  Neither Prime Staff nor MMSO has entered into any agreement or understanding with any Regulatory Authority regarding the payment of Taxes or the filing of any Tax Returns or is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Except as set forth in Section 3.22 of the Disclosure Schedule, the amount of Prime Staff’s or MMSO’s liability for unpaid Taxes for all periods ended on or before April 30, 2005 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes, reflected on the Financial Statements, and except as provided in Section 3.22 of the Disclosure Schedule, the amount of the Prime Staff’s or MMSO’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes, as such accruals are reflected on the Financial Statements, as adjusted for operations and transactions in the Ordinary Course of Business since April 30, 2005 in accordance with past custom and practice.  There are no Contracts, agreements, arrangements, commitments or undertakings relating to any prior audit of Prime Staff or MMSO, and there are no Contracts, agreements, arrangements, commitments or undertakings with the Internal Revenue Service or any other Governmental or Regulatory Authority that have or are reasonably likely to have a material and adverse impact on Prime Staff’s or MMSO’s Taxes that are not reflected in the Company Financial Statements.

(c)                                  To the extent such documents exist, Parent has been furnished by the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or entered into by either

Prime Staff or MMSO or on behalf of Prime Staff or MMSO relating to Taxes, and (ii) except as set forth in Section 3.22 of the Disclosure Schedule, all federal and state income or franchise tax returns for each of Prime Staff and MMSO for all periods ending on and after December 31, 2001.

(d)                                 The Tax Returns of each of Prime Staff and MMSO have never been audited by a Governmental or Regulatory Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally).  To the Knowledge of the Sellers, and except as set forth in Section 3.22 of the Disclosure Schedule, no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Prime Staff or MMSO, and neither Prime Staff nor MMSO has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.  Neither Prime Staff nor MMSO is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Prime Staff or MMSO or any of its assets.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Prime Staff or MMSO.  Each of Prime Staff and MMSO have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(e)                                  Neither Prime Staff nor MMSO is or ever has been a party to any Tax sharing agreement or Tax indemnity agreement or has assumed the Tax liability of any other Person under any Contract.  Neither Prime Staff nor MMSO is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return and, except as set forth in Section 3.22 of the Disclosure Schedule, neither Prime Staff nor MMSO has any liability for the Taxes of any individual or entity under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(f)                                    Each of Prime Staff and MMSO does not have any deferred income or gains reportable for Tax purposes in any period ending after the Closing Date but that is attributable to a transaction occurring in, or resulting from a change in accounting method, for a period prior to the Closing Date.

(g)                                 Prime Staff’s and MMSO’s tax basis in their assets for purposes of determining their future amortization, depreciation and other federal income tax deductions is accurately reflected on the Books and Records provided to Parent.

(h)                                 The Shareholder is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

3.23                        Labor and Employment Relations.  To the Knowledge of the Sellers, no officer, executive or group of five or more employees of Prime Staff or MMSO has or have any plans to terminate his, her or their employment with Prime Staff or MMSO.  Neither Prime Staff nor MMSO is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of their respective employees, and to the

Knowledge of the Sellers, there are no attempts to organize any of Prime Staff’s or MMSO’s employees by any Person, unit or group seeking to act as their bargaining agent.  Each of Prime Staff and MMSO has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, occupational health and safety and the withholding and payment of social security and other Taxes.  Neither Prime Staff nor MMSO is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements.  To the Knowledge of the Sellers, no employees of Prime Staff or MMSO are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to any such employee to be employed by Prime Staff or MMSO because of the nature of the business conducted or presently proposed to be conducted by Prime Staff or MMSO or the use of trade secrets or proprietary information of others.  Except as provided in Section 3.23 of the Disclosure Schedule, there are no pending or, to the Knowledge of the Sellers, threatened charges (by employees, independent contractors, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by Prime Staff or MMSO.  To the Knowledge of the Sellers, no union representation elections relating to Prime Staff’s or MMSO’s employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and no investigation of Prime Staff’s or MMSO’s employment policies or practices by any Governmental or Regulatory Authority is pending or threatened.  Neither Prime Staff nor MMSO is currently, nor in the past has been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of Prime Staff or MMSO.  Each of Prime Staff and MMSO has never experienced any work stoppages and to the Knowledge of the Sellers, no work stoppage has been threatened or is planned.

3.24                        Certain Employees.  Set forth in Section 3.24 of the Disclosure Schedule is (i) the name, title and total compensation of each officer, director and manager of Prime Staff and MMSO; (ii) the name, title and total compensation for each other employee, consultant, agent or other representative of each of Prime Staff and MMSO for 2004; (iii) all wage and salary increases, bonuses and increases other direct or indirect compensation received by any such Person since February 28, 2005; (iv) any payments or commitments to pay any severance or termination pay to any current or former officer, director, employee, consultant, contractor, member or manager or agent of Prime Staff or MMSO; and (v) any accrual for, or commitment or agreement by Prime Staff or MMSO to pay, such increases, bonus or pay.  To the best of the knowledge of the Sellers, except as set forth on Section 3.24 of the Disclosure Schedule and except where any such notice is not likely to have a Material Adverse Effect, neither Prime Staff nor MMSO has received any notice from any such Person whether orally or in writing that he or she will cancel or otherwise terminate such Person’s relationship with Prime Staff or MMSO.  None of such Persons has an employment, consulting or other agreement or understanding except as provided in Section 3.24 of the Disclosure Schedule, whether oral or written, with Prime Staff or MMSO which is not terminable on no more than ten (10) days notice by Prime Staff or MMSO without cost or other liability to Prime Staff or MMSO. Parent, CRDE and Acquisition Co. agrees and acknowledge that Shareholder Parties are not guaranteeing the future performance of any employees under any applicable employment agreement, although Shareholder Parties are not aware of any reason indicating a future anticipated breach of any such agreements.

3.25                        Absence of Certain Developments.  Except as provided in Section 3.25 of the Disclosure Schedule or elsewhere in this Agreement, since February 28, 2005, neither Prime Staff nor MMSO has:

(a)                                  issued any partnership interests, bonds or other partnership securities or any right, options or warrants with respect thereto;

(b)                                 borrowed any amount, obtained any letters of credit or incurred or become subject to any liabilities in excess of $10,000 in the aggregate;

(c)                                  discharged or satisfied any lien or Encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

(d)                                 declared or made any payment or distribution of cash or other property to the partners of Prime Staff or MMSO, or purchased or redeemed any partnership or other interests;

(e)                                  mortgaged or pledged any of its Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except liens for current property Taxes not yet due and payable;

(f)                                    sold, leased, subleased, assigned or transferred any of its Assets or Properties, except in the Ordinary Course of Business, or cancelled any debts or claims;

(g)                                 made any changes in any employee, consultant or contractor compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offer employment to any individuals other than employment offers made consistent with past practice;

(h)                                 entered into any material transaction or modified any existing transaction (the aggregate consideration for which is in excess of $10,000);

(i)                                     suffered any damage, destruction or casualty loss, whether or not covered by insurance;

(j)                                     made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business which in the aggregate do not exceed $10,000;

(k)                                  entered into any transaction or operated the Business of either of Prime Staff and MMSO not in the Ordinary Course of Business;

(l)                                     made any change in its accounting methods or practices or ceased making accruals for taxes, obsolete inventory, vacation and other customary accruals;

(m)                               ceased from reserving cash to pay Taxes, principal and interest on borrowed funds, and other customary expenses and payments;

(n)                                 caused to be made any reevaluation of any of its Assets or Properties;

(o)                                 caused to be entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party, other than in the Ordinary Course of Business;

(p)                                 made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

(q)                                 terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or refusal to renew, any Contract or other agreement that is or was material to the Business of either Prime Staff or MMSO or the financial condition of either Prime Staff or MMSO;

(r)                                    permitted to occur or be made any other event or condition of any character which has had a Material Adverse Effect on it;

(s)                                  waived any rights material to its financial or business condition;

(t)                                    made any illegal payment or rebates; or

(u)                                 entered into any agreement to do any of the foregoing.

3.26                        Customers.  Except as provided in Section 3.26 of the Disclosure Schedule, each of Prime Staff and MMSO has previously provided to Parent a true and correct list of Prime Staff’s and MMSO’s current customers and Prime Staff’s and MMSO’s material revenue generating customers during the 2003 and 2004 fiscal years related to the Business of each of Prime Staff and MMSO.  Since January 1, 2004 no single customer or group of affiliated customers contributing more than $25,000 per annum to the gross revenues of the Prime Staff’s or MMSO’s business has cancelled their contract with Prime Staff or MMSO, and no such customer has given notice to Prime Staff or MMSO of an intention to cancel their contract or reduce the level of gross revenues from that in fiscal year 2004 with either Prime Staff or MMSO, except for any reduction arising in the normal course of business which is not likely to have a Material Adverse Effect.

3.27                        Bank Accounts.  Section 3.27 of the Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of Prime Staff or MMSO with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto. It is specifically understood and agreed that all such bank accounts will be closed before or within a reasonable time of the Closing Date and Shareholder shall have no further signatory authority with respect to any bank accounts of the Target Companies.

3.28                        Permits.  Section 3.28 of the Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the Business of each of Prime Staff and MMSO.  All such Permits are currently effective and valid and have been validly issued.  No additional Permits are necessary to enable Prime Staff or MMSO to conduct their respective business in material compliance with all applicable federal, state and local laws.  Neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable Prime Staff or MMSO to conduct the Business of Prime Staff or MMSO, respectively, as now operated.  To the Knowledge of the Sellers, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Business of either of Prime Staff and MMSO or of the conduct of the Business of either Prime Staff or MMSO after the Closing.  Each of Prime Staff and MMSO has provided Parent with true and complete copies of all Permits listed in the Disclosure Schedule.

3.29                        Regulatory Compliance.  Except as provided in Section 3.29 of the Disclosure Schedule, neither Prime Staff nor MMSO nor any of their operations are regulated by any Governmental or Regulatory Authority and each of Prime Staff and MMSO has complied with all applicable requirements of any Governmental or Regulatory Authority with respect to any services provided by it (including but not limited to the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act, the Federal laws concerning physician self-referral known as “Stark I” and “Stark II”, and materially within the rules and regulations of the Joint Commission on Accreditation of Healthcare Organizations).

Neither Prime Staff, MMSO, any partner, director officer, manager, member, employee or agent of Prime Staff or MMSO nor any other Shareholder Party has made an untrue statement of a material fact or fraudulent statement to any Governmental or Regulatory Authority, failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for any Governmental or Regulatory Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery or illegal gratuities or any similar policies.

3.30                        Third Party Consents.  No consent, approval or authorization of any third party on the part of Prime Staff, MMSO or any Shareholder Party is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Section 3.30 of the Disclosure Schedule.

3.31                        Relationships with Related Persons.  Except of any licenses being granted under this Agreement, none of the Shareholder Parties or any Affiliate of either Prime Staff or MMSO has, or since January 1, 2004 has had, any interest in the property, whether real, personal or mixed, or whether tangible or intangible, used in or pertaining to the Businesses of either Prime

Staff, MMSO or any Affiliate of Prime Staff or MMSO.  Neither Prime Staff nor MMSO owns, or since January 1, 2004 has owned (of record or as beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with Prime Staff or MMSO or (ii) engaged in competition with Prime Staff or MMSO with respect to any line of the products or services of Prime Staff or MMSO.  Except as set forth in Section 3.31 of the Disclosure Schedule, none of the Shareholder Parties nor any Affiliate of Prime Staff or MMSO is a party to any Contract with, or has any right or claim against, Prime Staff or MMSO.

3.32                        Certain Payments.  Except for business gifts or charitable or similar contributions of insignificant nature, neither Prime Staff nor MMSO nor any director, officer, member, manager, agent, partner or employee of each of Prime Staff and MMSO, or to the Knowledge of the Sellers, any other Person associated with or acting for or on behalf of Prime Staff or MMSO, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of any form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of Prime Staff or MMSO or any Affiliate thereof, or (D) in violation of any Legal Requirement, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of each of Prime Staff and MMSO.

3.33                        Brokers.  Except as set forth in Section 3.33 of the Disclosure Schedule, none of the Shareholder Parties nor Prime Staff or MMSO has retained any broker in connection with the contemplated transactions hereunder.  Parent has, and will have, no obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of any of the Shareholder Parties, Prime Staff or MMSO.

3.34                        Verification of Credentials.  Except as set forth in Section 3.34 of the Disclosure Schedule, Prime Staff and MMSO have implemented policies and procedures to verify the credentials (including, but not limited to, with respect to education and licensure) of personnel that Prime Staff or MMSO places with its clients and to collect, maintain and update such credentialing information.  To the Knowledge of the Sellers, each active employee, contractor and consultant consistently follows and has followed such policies and procedures in all material respects.

3.35                        HIPAA Compliance.  To the extent that the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) currently applies or applied to Prime Staff or MMSO, Prime Staff and MMSO each has developed a plan to comply with any obligations they may have under the privacy standards of HIPPA.

3.36                        Existing Indebtedness.  Except as provided in Section 3.36 of the Disclosure Schedule, as of the close of business on the day prior to the Closing Date, (i) all indebtedness of or any obligation of each of Prime Staff and MMSO (whether as obligor or as guarantor) for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of each of Prime Staff and MMSO (whether as obligor or as guarantor) for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables, (iii) all lease obligations of each of Prime Staff and MMSO (whether as obligor or as guarantor) under leases which are capital leases in accordance with GAAP, (iv) all off-balance sheet financings of each of Prime Staff and MMSO (whether as obligor or as guarantor), (v) any payment obligations of each of Prime Staff and MMSO (whether as obligor or as guarantor) in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of either Prime Staff or MMSO (whether as obligor or as guarantor) with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any present, future or contingent obligations of either Prime Staff or MMSO under (A) any phantom stock or equity appreciation rights, plan or agreement, (B) any consulting, deferred pay-out or earn-out arrangements in connection with the purchase of any business or entity or (C) any non-competition agreement, (viii) any accrued bonuses, (ix) any accrued Taxes other than payroll Taxes accrued in the Ordinary Course of Business, (x) any accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the Contemplated Transactions or the discharge of such obligations with respect to any of the foregoing, (xi) all indebtedness of or any obligation of Prime Staff or MMSO owed to any of the Shareholder Parties or to any Affiliate of the Shareholder Parties (whether under Contract or otherwise) and (xii) all indebtedness of or any obligation of Prime Staff or MMSO incurred for the personal benefit of any of the Shareholder Parties or any Affiliate of the Shareholder Parties, including without limitation, any Family Members of the Shareholder Parties, is listed on Section 3.36 of the Disclosure Statement (collectively, but without duplication, the “Existing Indebtedness”).  All Existing Indebtedness will be paid in full, retired or otherwise satisfied as provided in Section 2.4.

3.37                        Material Misstatements and Omissions.  The statements, representations and warranties of the Shareholder Parties contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of each of the Shareholder Parties and/or the Target Parties pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
OF PARENT, CRDE AND ACQUISITION CO.

Parent, CRDE and Acquisition Co., jointly and severally, represent and warrant to the Shareholder Parties as of the date hereof and as of the Closing Date, as follows:

4.1                               Organization.  Each of Parent and CRDE is a corporation duly organized, validly existing and in good standing under the laws of the State of the Delaware.  Acquisition Co. is a corporation duly organized validly existing and in good standing under the laws of the State of Texas.  Each of Parent, CRDE and Acquisition Co. is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent, CRDE or Acquisition Co., as the case may be.

4.2                               Authority.  Each of Parent, CRDE and Acquisition Co. has all necessary corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings on the part of Parent, CRDE or Acquisition Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent, CRDE and Acquisition Co. and constitutes a legal, valid and binding obligation of Parent, CRDE and Acquisition Co., respectively, enforceable against each of Parent, CRDE and Acquisition Co. in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3                               Litigation.  There are no Actions or Proceedings pending or, to the Knowledge of Parent, threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement, and, to the Knowledge of Parent, there is no basis for any such Action or Proceeding.

4.4                               Reports and Financial Statements.  As of the date hereof, the Parent has furnished or made available to each of the Shareholder Parties true and complete copies of all Parent SEC Documents (see the Parent’s website at www.crdentia.com).  As of their respective filing dates, all such Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of such Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC.  The Parent Financial Statements comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and present fairly the consolidated financial position of the Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

4.5                               Brokers.  Neither Parent, CRDE nor Acquisition Co. has retained any broker in connection with the transactions contemplated hereunder.  None of the Shareholder Parties has, and will have, any obligation to pay any broker’s, finder’s investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent, CRDE or Acquisition Co.

4.6                               Due Diligence.  Parent, CRDE, and Acquisition Co. each acknowledge and agree that each has conducted its own due diligence of Target Companies and, except as provided in this Agreement, each is relying on such due diligence to make its acquisition decisions with regard to Target Companies.  Each of Parent, CRDE and Acquisition Co. has been provided complete opportunity to interview employees and other key personnel of Target Companies and to seek any information regarding Target Companies each has deemed appropriate.  Parent and CRDE are knowledgeable and possess substantial experience in the nurse staffing business and accordingly, are able to evaluate the suitability of an investment in the Target Companies.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER PARTIES

The Shareholder Parties, jointly and severally, hereby represent and warrant to Parent, CRDE and Acquisition Co. as follows (such representations and warranties do not lessen or obviate the representations and warranties of each of the Shareholder Parties set forth in Article III above):

5.1                               Requisite Power and Authority.  The Shareholder Parties have all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions.  All action on such Shareholder Parties’ part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing.  Upon execution and delivery, this Agreement will be the valid and binding obligation of each of the Shareholder Parties, enforceable in accordance with its terms.

5.2                               Investment Representations.  The Shareholder Parties understand that the shares of the Parent Common Stock to be issued to the Selling Entities pursuant to the provisions of Article 2 have not been registered under the Securities Act.  The Shareholder Parties also understand that such shares of Parent Common Stock are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Shareholder Parties’ representations and warranties contained in this Agreement.  The Shareholder Parties, jointly and severally, hereby represent and warrant as follows:

(a)                                  Each of the Shareholder Parties is an “accredited investor” as defined in Rule 501(a) of the Securities Act.  The Shareholder controls 100% of the equity, directly or indirectly, of each other Shareholder Party;

(b)                                 The Shareholder Parties have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent so that he, she or it is capable of evaluating the merits and risks of his, her or its investment in Parent and has the capacity to protect his, her or its own interests.  The Selling Entities must bear the economic risk of this investment indefinitely unless the shares of Parent Common Stock are registered pursuant to the Securities Act, or an exemption from registration is available. The Shareholder Parties also understand that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Shareholder Parties to transfer all or any portion of the shares of Parent Common Stock under the circumstances, in the amounts or at the times the Shareholder Parties might propose.

(c)                                  The Selling Entities are acquiring the shares of Parent Common Stock for the Selling Entities’ own account for investment only, and not with a view towards their distribution.

(d)                                 The Shareholder Parties represents that by reason of his, her or its business or financial experience, such Shareholder Party has the capacity to protect his, her or its own interests in connection with the transactions contemplated in this Agreement.  Further, the Shareholder Parties are aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(e)                                  The Shareholder Parties have received and read the Parent SEC Filings and have had an opportunity to discuss Parent’s business, management and financial affairs with directors, officers and management of Parent and have had the opportunity to review Parent’s operations and facilities.  The Shareholder Parties have also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of this investment.

(f)                                    The Shareholder Parties acknowledge and agree that the shares of Parent Common Stock acquired pursuant to this Agreement must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Shareholder Parties have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market (as said term is defined under the Exchange Act) and the number of shares being sold during any three month period not exceeding specified limitations.

(g)                                 The Selling Entities reside in the state or province identified in the address of the Shareholder Parties set forth on the signature page to this Agreement.

5.3                               Transfer Restrictions.  The Shareholder Parties acknowledge and agree that the shares of Parent Common Stock are subject to restrictions on transfer set forth in this Section 5.3.  The Selling Entities agree not to make any disposition of all or any portion of the shares of Parent Common Stock acquired pursuant to this Agreement unless and until:  (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) the transferee (except for transfers in compliance with Rule 144) has agreed in writing to be bound by the terms of Article 5 of this Agreement, the Selling Entities shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition and if reasonably requested by Parent, the Selling Entities shall have furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act.  Parent shall be entitled to impose stop transfer instructions with respect to the Parent Common Stock in order to enforce the foregoing restrictions.

The certificates representing the Parent Common Stock (when issued pursuant to this Agreement) shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THE TERMS AND CONDITIONS OF THAT CERTAIN EQUITY PURCHASE AGREEMENT DATED MAY 4, 2005.

5.4                               Market Standoff.  The Selling Entities agree that he, she or it will not, without the prior written consent of Parent and/or the managing underwriter(s), during the period commencing on the date of filing of a registration statement by Parent pursuant to an underwritten public offering by Parent of its capital stock or securities convertible into its capital stock and ending on the date specified by Parent and the managing underwriter(s) (such period not to exceed 180 days following the filing of the final prospectus relating to such offering), transfer or dispose of any shares of Parent Common Stock owned by such Selling Entities.  In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to such securities of the Selling Entities (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

ARTICLE 6.
ADDITIONAL AGREEMENTS

6.1                               Access to Information.  The Shareholder Parties have given Parent and its authorized representatives (including, without limitation, its attorneys and accountants), reasonable access to all employees, customers, plants, offices, warehouses and other facilities, to (and where necessary, provided copies of) all books and records, contracts and all personnel files of current employees of the Target Companies and its subsidiaries and the Target Companies have caused their partners and employees and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Target Companies and its subsidiaries as Parent has requested.

6.2                               Public Announcements; Company Literature.  None of Parent, CRDE, Acquisition Co., or the Shareholder Parties shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, without the prior consent of Parent and Acquisition Co. (in the case of the Shareholder Parties) or the Shareholder Parties (in the case of Parent, CRDE or Acquisition Co.), except as may be required by applicable law, including any determination by Parent that a press release or other public statement is required under applicable securities or regulatory rules.  Notwithstanding the foregoing, the parties agree that the Parent may announce this Agreement to Prime Staff’s and MMSO’s employees, customers, vendors and strategic partners immediately following the Closing.

6.3                               Fees and Expenses.  Whether or not the terms of this Agreement are consummated, all fees, costs and expenses incurred in connection with this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker’s consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other agreements and Contemplated Transactions hereby and thereby (“Third Party Expenses”) shall be the obligation of the respective party incurring such Third Party Expenses.  Notwithstanding the foregoing, the Shareholder Parties shall be responsible and bear all costs and expenses incurred and fees payable for counsel for the Target Companies in connection with the Contemplated Transactions and all of the fees payable to any broker, finder or financial intermediary representing the Shareholder Parties.

6.4                               Confidentiality.  The parties hereto will maintain in confidence, and will direct its partners, managers, members, directors, officers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished by another party to this Agreement in connection with the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by law.  The provisions of this Section 6.4 shall not be binding on the Parent, CRDE, the Acquisition Co. or the Target Companies following the Closing.  If the terms of this Agreement are not consummated, each party will return or, at the request of the party supplying the information, destroy as much of such written information as the other party may reasonably request.

6.5                               Future Access to Books and Records.  Parent, CRDE and Acquisition Co. hereby agree to provide to the Shareholder Parties (at the sole expense of Shareholder Parties) reasonable access to the Books and Records to the extent such access may become reasonably necessary as a result of any Action or Proceeding initiated after the Closing Date.

ARTICLE 7.
INTENTIONALLY DELETED

ARTICLE 8.
INTENTIONALLY DELETED

ARTICLE 9.
ACTIONS BY THE PARTIES AFTER THE CLOSING

9.1                               Survival of Representations, Warranties, Etc.  The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement or the Contemplated Transactions shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party) until the second anniversary of the Closing Date; provided, however, the representations and warranties of the parties (x) regarding Taxes shall continue until the expiration of the applicable statute of limitations and (y) regarding due authorization, valid formation, valid existence, and legal compliance; shall continue to survive indefinitely in full force and effect following the Closing Date.

9.2                               Indemnification.

(a)                                  By the Shareholder Parties.  The Shareholder Parties shall severally indemnify, defend and hold harmless Parent, CRDE, Acquisition Co. and the Target Companies and their respective officers, directors, employees, Affiliates, agents, successors, subsidiaries and assigns (collectively the “Parent Group”) from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation made by any of the Shareholder Parties or the Target Companies in or pursuant to this Agreement, or in the other documents delivered in connection with the Contemplated Transactions, (ii) Actions or Proceedings set forth in the Disclosure Schedule or in the other documents delivered in connection with the Contemplated Transactions, (iii) Actions or Proceedings involving the Company whether disclosed in the Disclosure Schedule or not and (iv) the transactions contemplated by Section 2.4 or as a result of a breach of any of the covenants or understandings contained in Section 2.4; provided, however, the indemnity obligation of the Shareholder hereunder shall be capped at $500,000 except where the Damages to be indemnified hereunder arise as a result of intentional misconduct or fraud on part of the Shareholder in which event the indemnification obligation of the Shareholder will not be capped by any amount.

(b)                                 By Parent.  Parent, CRDE and Acquisition Co. shall, jointly and severally, indemnify, defend and hold harmless, the Shareholder Parties and their respective heirs, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation made by Parent, CRDE or Acquisition Co. in or pursuant to this Agreement, or in any other documents delivered in connection with the Contemplated Transactions.

(c)                                  Third Party Claims; Defense of Claims.  If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.  The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained.  If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within ten (10) days after receipt of notice thereof pursuant to this Section 9.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party.  In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 9.2.

The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.  The indemnifying party shall pay all expenses due under this Section 9.2 as such expenses become due.

(d)                                 Indemnity Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and once notice thereof is provided, shall be resolved using the methodology (to the extent reasonably applicable) set forth in Section 9.2(c).

9.3                               Partnership Agreements.  Notwithstanding anything to the contrary in the partnership agreements or governing documents of Prime Staff or MMSO or any statutes relating to indemnification of partners, the indemnification provisions of this Article 9 shall take precedence over such partnership agreements or other governing documents and such statutes.  No Shareholder Party shall be entitled to indemnification directly or indirectly under such partnership agreements or other governing documents or otherwise for any matter upon which Prime Staff or MMSO has or might have an indemnification obligation hereunder and the partnership agreements and governing documents shall be deemed amended accordingly.  This Section 9.3 is not intended for the benefit of creditors or other third parties and does not grant any rights to creditors or other third parties.

9.4                               Non-Exclusivity.  The parties hereto acknowledge and agree that the indemnity obligations set forth above shall not be the exclusive remedy of the indemnified parties with respect to the Contemplated Transactions.

ARTICLE 10.
ARBITRATION

10.1                        Arbitration.  In the event of any dispute among the parties hereto as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder, such dispute shall be resolved through binding arbitration as hereinafter provided. If arbitration is required to resolve a dispute hereunder, any party may notify the American Arbitration Association in Dallas, Texas (“AAA”) and request AAA to select one person to act as the arbitrator for resolution of the dispute. The arbitrator so selected shall conduct any such proceedings using the Commercial Arbitration Rules (the “CAR”) of the AAA and such rules will be binding upon all parties to the arbitration proceeding. The arbitrator is encouraged to modify the application of the CAR as the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) accept evidence of property values without formal appraisals and upon such information provided by the parties or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (iii) act upon his understanding or interpretation of the law on any issue without the obligation to research such issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for their attorneys, advisors and consultants.

ARTICLE 11.
MISCELLANEOUS

11.1                        Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9).

11.2                        Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Parent, CRDE or Acquisition Co.:

Crdentia Corp.

14114 Dallas Parkway, Suite 600

Dallas, Texas  75254

Facsimile No.: (972) 392-2722

Attention:  Chief Executive Officer

with copies to:

Kane, Russell, Coleman & Logan, P.C.

1601 Elm Street, Suite 3700

Dallas, Texas 75201

Facsimile No.: (214) 777-4299

Attention:  Patrick V. Stark, Esq.

If to any Shareholder Party:

PrimeCaid Management, Inc.

Attn:  Tony M. Brown President

10375 Richmond Avenue, Suite 1575

Houston, Texas  77042

Phone:  (713) 541-1177

Fax. (713) 953-1925

with copies to:

Gene F. Gardner and Associates, P.C.

16000 Barkers Point Lane, Suite 201

Houston, Texas  77079

Phone:  (281) 596-0800

Facsimile:   (281) 596-0805

Attention:  Gene Gardner, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 11.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 11.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 11.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11.3                        Entire Agreement.  This Agreement (and all exhibits and schedules attached hereto and all other documents delivered in connection herewith) supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto, including, without limitation, the binding provision of the letter of intent dated April 5, 2005.

11.4                        Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

11.5                        Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

11.6                        No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9.

11.7                        No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party’s rights to indemnification under Article 9 may be freely assigned.  This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.8                        Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.9                        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

11.10                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

11.11                 Consent to Jurisdiction and Forum Selection.  Each of the Parent, CRDE, Acquisition Co. and the Shareholder Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement (including any legal action or proceeding to enforce the arbitration provisions of this Agreement) or for the recognition and enforcement of any judgment obtained through the arbitration provisions of this Agreement will be brought and determined in the federal or state courts or other courts located in Dallas County, Texas, and each of the Parent, CRDE, Acquisition Co. and the Shareholder Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

11.12                 Construction.  No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.  Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party.  This Agreement shall at all times be construed so as to carry out the purposes stated herein.

11.13                 Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.14                 Attorney’s Fees.  In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in said action.

[Remainder of page intentionally left blank.]

Equity Purchase Agreement — Signature Pages

(Prime Staff)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

CRDENTIA CORP.
a Delaware corporation d/b/a Crdentia

	By:	/s/ Pamela G. Atherton
	Name:	Pamela G. Atherton
	Title:	Chief Executive Officer

CRDE CORP., a Delaware corporation

	By:	/s/ Pamela G. Atherton
	Name:	Pamela G. Atherton
	Title:	Chief Executive Officer

GHS ACQUISITION CORPORATION,
a Texas corporation

	By:	/s/ Pamela G. Atherton
	Name:	Pamela G. Atherton
	Title:	Chief Executive Officer

Address:	PRIME STAFF, INC.,
10375 Richmond Ave. Suite 1575	a Delaware corporation
Houston, Texas 77042

	By:	/s/ Tony M. Brown
	Name:	Toney M. Brown
	Title:	President

Address:	PRIME STAFF GP, LLC,
10375 Richmond Ave. Suite 1575	a Delaware limited liability company
Houston, Texas 77042

By:	/s/ Tony M. Brown
Name:	Toney M. Brown
Title:	President

Address:	PRIMECAID MANAGEMENT, INC.,
10375 Richmond Ave. Suite 1575	a Texas corporation
Houston, Texas 77042

	By:	/s/ Tony M. Brown
	Name:	Toney M. Brown
	Title:	President

Address:	MINT MEDICAL, LLC,
10375 Richmond Ave. Suite 1575	a Delaware limited liability company
Houston, Texas 77042

	By:	/s/ Tony M. Brown
	Name:	Toney M. Brown
	Title:	President

Address:	MINT MEDICAL GP, LLC,
10375 Richmond Ave. Suite 1575	a Delaware limited liability company
Houston, Texas 77042

	By:	/s/ Tony M. Brown
	Name:	Toney M. Brown
	Title:	President

Address:	MINT MANAGEMENT, INC.,
10375 Richmond Ave. Suite 1575	a Texas corporation
Houston, Texas 77042

	By:	/s/ Tony M. Brown
	Name:	Toney M. Brown
	Title:	President

Address:	By:	/s/ Tony M. Brown
10375 Richmond Ave. Suite 1575	Tony M. Brown, Individually
Houston, Texas 77042

EXHIBIT A

ASSIGNMENT OF PARTNERSHIP INTERESTS

(See attached)

A-1

EXHIBIT B

AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP – PRIME STAFF

(See attached)

B-1

EXHIBIT C

AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP – MMSO

(See attached)

C-1

EXHIBIT D

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

(See attached)

D-1

EXHIBIT E

PRIME STAFF CERTIFICATES

(See attached)

E-1

EXHIBIT F

MMSO CERTIFICATES

(See attached)

F-1

EXHIBIT G

RELEASE

(See attached)

G-1

EXHIBIT H

SERVICES AGREEMENT

[PrimeCaid and Parent]

(See attached)

H-1

EXHIBIT I

LICENSE AGREEMENT

[Prime Staff and Mint Medical Staffing]

(See attached)

I-1

SCHEDULE 2.1

EXCLUDED ASSETS

(See attached)

SCHEDULE 2.4

INCLUDED ASSETS

(See attached)

DISCLOSURE SCHEDULE

(See attached)